AMERICAN FUNDS TARGET DATE RETIREMENT SERIES, INC.

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, American Funds Target Date Retirement Series, Inc. (the "Series"), is  a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company that consists of a series of nine funds (each a "Fund" and collectively the "Funds") and may offer additional series of funds in the future;

 WHEREAS, each Fund offers Class A, Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares, Class R-5 shares, and Class R-6 shares (collectively, the "Class A and R shares");

WHEREAS, Capital Research and Management Company (the "Investment Adviser"), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Series and to other investment companies;

WHEREAS, the Series wishes to have the Investment Adviser arrange for and coordinate and monitor the provision of transfer agent and shareholder services ("transfer agent services") and certain other administrative services (other than those provided pursuant to any other agreement with the Fund), including but not limited to recordkeeping, transactional services, tax information returns and reports, fund communication and shareholder communication (collectively "administrative services") for each Fund’s Class A and R shares;

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for each Fund’s Class A and R shares on the terms and conditions set forth herein; and

WHEREAS, the Series and the Investment Adviser wish to enter into an Administrative Services Agreement ("Agreement") whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for each Fund’s Class A and R shares;

NOW, THEREFORE, the parties agree as follows:

1.         Services.  During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties.  The Series and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company ("AFS"), to perform such transfer agent services and administrative services.  In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services.  The Investment Adviser shall monitor, coordinate and oversee the activities of the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties.  These procedures may, but need not, include monitoring:  (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party’s shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; and (vi) to ensure compliance with the Series prospectus;

2.         Fees.

(a) Transfer Agent Fees.  In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Series’ Class A and Class R shares, the Series shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement, as amended from time to time, between the Series and AFS.  No Transfer Agent Fees shall be paid in respect of accounts that are held in other than street name or a networked environment.  No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS.  All fund-specific charges from third parties—including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses—will be passed through directly to the Series.  Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

(b) Administrative Services Fees.  In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Series’ Class A and Class R shares, the Series shall pay the Investment Adviser an administrative services fee (“administrative fee”).  For the Series’ Class A shares, Class R-1 shares, Class R-2 shares, Class R-3 shares, and Class R-4 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average net assets of those shares.  For the Series’ Class R-5 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.05% of the average net assets of those shares. The Series’ Class R-6 shares shall not be subject to an administrative fee. The administrative fee shall be paid within 30 days after receipt of an invoice for administrative services performed in the preceding month.

3.         Effective Date and Termination of Agreement.  This Agreement shall become effective on May 1, 2009, and unless terminated sooner it shall continue in effect until
December 31, 2009.  It may thereafter be continued from year to year only with the approval of a majority of those Directors of the Series who are not "interested persons" of the Series (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the "Independent Directors").  This Agreement may be terminated as to the Series as a whole or any class of shares individually at any time by vote of a majority of the Independent Directors.  The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Series.

4.         Amendment.  This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Directors.

5.         Assignment.  This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith.  The term "assignment" shall have the meaning set forth in the 1940 Act.  Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Series.

6.         Issuance of Additional Series of Funds.  This Agreement shall apply to any funds added to the Series that offer Class A and R shares unless the Series’ Independent Directors otherwise provide.

7.         Choice of Law.  This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of [DATE], 2009.

CAPITAL RESEARCH AND	AMERICAN FUNDS TARGET DATE
MANAGEMENT COMPANY	RETIREMENT SERIES, INC.

By:	By:
Timothy D. Armour	Michael J. Downer
President	President

By:____________________________	By:
Paul G. Haaga, Jr.	Steven I. Koszalka
Vice Chairman	Secretary

EXHIBIT A
to the
Administrative Services Agreement

Transfer Agent Services

The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred  to as "Service Provider") shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for each Fund’s Class A and R shares, and shall provide such additional related services as each Fund’s Class A and R shares may from time to time require, all of which services are sometimes referred to herein as "shareholder services."

Administrative Services

1.           Record Maintenance

The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Fund shareholder holding the Fund’s Class A and R shares in a Service Provider account ("Customers") the following records:

a.           Number of Shares;

b.           Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.           Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

d.           Records of distributions and dividend payments; and

e.           Any transfers of shares.

2.           Shareholder Communications

Service Provider shall:

a.           Provide to a shareholder mailing agent for the purpose of delivering certain Series-related materials the names and addresses of all Customers.  The Series-related materials shall consist of updated prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. In the alternative, the Service Provider may distribute the Series-related materials to its Customers.

b.           Deliver current Series prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements;

c.           Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class A and R shares of each Fund owned by such Customer and the net asset value of the Class A and R shares of each Fund as of a recent date;

d.           Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class A and R shares of the Funds;

e.           Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates;

f.           If the Service Provider accepts transactions in the Funds’ Class A and R shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.

3.           Transactional Services

The Service Provider shall communicate to its Customers, as to Class A and R shares of the Funds, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers.  The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to Class A and R shares of the Funds, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

4.           Tax Information Returns and Reports

The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting:  (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.           Series Communications

The Service Provider shall, upon request by the Series, on each business day, report the number of Class A and R shares on which the administrative fee is to be paid pursuant to this Agreement.  The Service Provider shall also provide the Series with a monthly invoice.

6.           Monitoring of Service Providers

The Investment Adviser shall coordinate and monitor the activities of the Service Providers with which it contracts to ensure that the shareholders of each Fund’s Class A and R shares receive high-quality service.  The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Series-related materials, including prospectuses, shareholder reports, and proxies.